Exhibit 99.1

CONTACT

Norma I. Salcido

Director, Marketing and Communications

FiberNet Telecom Group, Inc.

(212) 405-6200

norma.salcido@ftgx.com

FiberNet Reports First Quarter 2008 Results

First Quarter of 2008 Revenues Increase 16.5% and EBITDA Increases 41.0% Over

Comparable Period in 2007

NEW YORK – May 9, 2008 – FiberNet Telecom Group, Inc. (NASDAQ: FTGX), a leading provider of complex interconnection services, today announced its results for the first quarter ended March 31, 2008.

Revenues for the first quarter of 2008 increased to $13.6 million, up 16.5% from $11.6 million for the first quarter of 2007 and consistent with $13.6 million revenues for the fourth quarter of 2007. Included in revenues for the fourth quarter of 2007 were $0.3 million in non-recurring revenues from an early termination fee collected from a customer. Excluding this fee, revenues for the first quarter of 2008 were up 2.3% from the fourth quarter of 2007.

EBITDA (as defined) for the first quarter of 2008 was $2.5 million, up 41.0% from $1.8 million for the first quarter of 2007 and consistent with $2.5 million for the fourth quarter of 2007. Included in EBITDA (as defined) for the fourth quarter of 2007 was the early termination fee and $0.1 million of bad debt expense. During the fourth quarter of 2007, FiberNet did not record any write-off of its allowance for doubtful accounts, however. Excluding these items, EBITDA (as defined) for the first quarter of 2008 was up 12.5% from the fourth quarter of 2007.

FiberNet continued to achieve consistent revenue growth in its core product offerings of transport and colocation services. For the first quarter of 2008, revenues from transport and colocation services (excluding revenues from access management services) grew by 16.7% over the first quarter of 2007. Excluding the early termination fee, revenues from transport and colocation services (excluding revenues from access management services) grew by 2.4% over the fourth quarter of 2007.

Transport services remained the most significant component of FiberNet’s revenues, accounting for 76.3% of the total revenues generated in the first quarter of 2008. On-net transport revenues were 46.4%, and off-net transport revenues were 29.9% of the total revenues.

Colocation services and access management services represented 22.5% and 1.2% of total revenue generated in the first quarter, respectively. Colocation revenues were the fastest growing area for the Company in the first quarter of 2008, increasing by 29.2% from the first quarter of 2007 and by 5.5% from the fourth quarter of 2007. FiberNet’s customer count also increased to 265 as of March 31, 2008, up from 244 at the end of the first quarter of 2007 and 254 at the end of the fourth quarter of 2007.

Jon A. DeLuca, President and Chief Executive Officer, stated, “We are off to a good start in 2008. In particular, we are pleased with the growth we are seeing in colocation services. This year, our expansion plans have turned to our network services. We are expanding the core capacity of our metro networks and extending our reach to three new markets. All of these initiatives should serve to build value over the long term.”

Cost of services for the first quarter of 2008 was $6.9 million, compared to $5.9 million for the first quarter of 2007 and $6.9 million for the fourth quarter of 2007. These increases were due, in part, to increased off-net connectivity costs and increased occupancy costs from our colocation expansion projects.

Selling, general and administrative expenses for the first quarter of 2008 were $4.5 million, compared to $4.2 million in the first quarter of 2007 and $4.5 million in the fourth quarter of 2007. Included in selling, general and administrative expenses for the fourth quarter of 2007 is $0.1 million of bad debt expense.

The net loss applicable to common stockholders for the first quarter of 2008 was $(0.6) million, or $(0.08) per share, compared to $(2.4) million, or $(0.33) per share, for the first quarter of 2007. The net loss applicable to common stockholders for the fourth quarter of 2007 was $(0.6) million, or $(0.08) per share.

Capital expenditures for the first quarter of 2008 were $1.1 million, compared to $1.0 million in the fourth quarter of 2007 and $0.4 million in the first quarter of 2007. In the first quarter of 2008, $0.7 million of capital expenditures were made primarily for the implementation of customer specific orders and the implementation of network infrastructure to support new initiatives, and $0.4 million were invested in colocation expansion projects.

In 2008, the Company expects to invest approximately $3.5 million in capital expenditures for customer order activity, expansion of certain facilities, new product initiatives and an upgrade to certain information technology systems and key operating systems. The Company also expects to invest approximately $3.0 million to complete the two colocation expansion projects that it began last year. These include its new facility at 60 Hudson Street in New York City and its power upgrade at its facility at 165 Halsey Street in Newark, New Jersey. In 2007, the Company invested $0.9 million in these colocation projects. In addition, the Company intends to invest approximately $2.0 million for the national network expansion projects that it recently announced. These projects include capacity expansions to its metro networks in New York / New Jersey and Los Angeles, a capacity expansion to its metro Ethernet network and extending its network reach to the new markets of Chicago, San Francisco and Miami.

As of March 31, 2008, FiberNet had total assets of $69.6 million and total stockholders’ equity of $39.2 million. As of May 08, 2008, the Company had approximately 7.5 million shares of common stock outstanding, or 8.2 million shares of common stock outstanding on a fully-diluted basis, assuming the exercise of all outstanding options and warrants. Of the approximately 0.7 million outstanding options and warrants, 0.1 million are out-of-the-money as of May 08, 2008.

The Company presents the financial metric EBITDA (as defined) because it is utilized in the determination of the majority of the financial covenants in its credit agreement, and the metric is calculated in accordance with its credit agreement. As of March 31, 2008, FiberNet was in full compliance with all of the financial covenants in its credit agreement.

FiberNet Teleconference:

FiberNet will hold a teleconference today, Friday, May 9, 2008, at 11:00 a.m. EDT. To participate in the teleconference please call: 800-591-6944 and enter pass code 30684076, and from outside the U.S. call 617-614-4910 and enter the pass code.

A replay of the teleconference will be available beginning Friday, May 9, 2008 at 1:00 p.m. EDT through Friday, May 23, 2008. To listen to the replay by phone, call 888-286-8010 and enter pass code 55477761, and from outside the U.S. call 617-801-6888 and enter the pass code.

About FiberNet Telecom Group, Inc.

FiberNet Telecom Group, Inc. owns and operates integrated interconnection facilities and diverse transport routes in the two gateway markets of New York/New Jersey and Los Angeles, designed to provide comprehensive broadband interconnectivity enabling the exchange of traffic over multiple networks. FiberNet’s customized connectivity infrastructure provides an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ and customers’ networks. For additional information about FiberNet, visit the company’s website at www.ftgx.com.

Financial Information and Forward Looking Statements:

This partial discussion of the statements of financial condition and operations of the Company should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s annual report on Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on March 28, 2008.

Investors are cautioned that EBITDA (as defined) is not a financial measure under generally accepted accounting principles. EBITDA (as defined) is defined as net loss before income taxes, net interest expense, depreciation and amortization, stock related expense and other non-cash or non-recurring charges. The Company does not, nor does it suggest investors should, consider such a non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. EBITDA (as defined) should not be construed as an alternative to operating income or cash flows from operating activities, both of which are determined in accordance with GAAP, or as a measure of liquidity. Because it is not calculated under GAAP, FiberNet’s EBITDA (as defined) may not be comparable to similarly titled measures used by other companies. EBITDA (as defined) is commonly used in the communications industry and by financial analysts, and others who follow the industry, as a measure of operating performance. The Company believes that it is appropriate to present this financial measure because certain of the financial covenants in the Company’s credit agreement are based upon it.

Various remarks about the Company’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and the Company disclaims any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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Reconciliation of Non-GAAP Financial Metric:

Consolidated Financial Data

(in thousands)

(unaudited)

Three Months Ended

	March 31, 2008	March 31, 2007	December 31, 2007
Calculation of EBITDA (as defined):
Net loss	$(614)	$(2,397)	$(581)
Plus:
Operating expenses:
Stock related expense for selling, general, and administrative matters	347	227	347
Depreciation and amortization	2,439	2,296	2,411
Interest expense, net	370	531	367
Extraordinary loss on early extinguishment of debt	—	1,146	—
EBITDA (as defined)	$2,542	$1,803	$2,544

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except for per share amounts)

	Three months ended March 31,
	2008	2007
Revenues	$13,556	$11,634
Operating expenses:
Cost of services (exclusive of items shown separately below)	6,889	5,898
Selling, general and administrative expense	4,472	4,160
Depreciation and amortization	2,439	2,296

Total operating expenses	13,800	12,354

Loss from operations	(244)	(720)
Loss on early extinguishment of debt	—	(1,146)
Interest income	47	63
Interest expense	(417)	(594)

Net loss	$(614)	$(2,397)

Net loss per share—basic and diluted	$(0.08)	$(0.33)
Weighted average common shares outstanding—basic and diluted	7,578	7,271

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,729	$8,220
Accounts receivable, net of allowance of $361	4,049	3,818
Prepaid expenses	553	612

Total current assets	11,331	12,650
Property, plant and equipment, net	54,931	54,921
Other Assets:
Deferred charges, net of accumulated amortization of $210 and $160	817	845
Goodwill	1,613	1,613
Other assets	867	883

Total other assets	3,297	3,341

TOTAL ASSETS	$69,559	$70,912

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,172	$3,553
Accrued expenses	4,479	7,227
Notes payable, current portion	1,050	700
Deferred revenues, current portion	1,165	1,282

Total current liabilities	11,866	12,762
Long Term Liabilities:
Notes payable	12,950	13,300
Deferred revenue, long term	3,248	3,351
Other long term liabilities	2,338	2,201

Total Long Term Liabilities	18,536	18,852

Total Liabilities	30,402	31,614

	March 31, 2008	December 31, 2007
	(unaudited)
Stockholders’ Equity:
Common stock, $0.001 par value, 2,000,000,000 shares authorized and 7,569,178 and 7,554,309 shares issued and outstanding	8	8
Additional paid-in-capital	445,798	445,368
Deferred rent (warrants)	(1,343)	(1,386)
Accumulated deficit	(405,306)	(404,692)

Total stockholders’ equity	39,157	39,298

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$69,559	$70,912

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three months ended March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(614)	$(2,397)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,439	2,296
Stock related expense	347	227
Deferred rent expense	43	43
Loss on early extinguishment of debt	—	1,146
Other non-cash items	49	229
Change in assets and liabilities:
Increase in accounts receivables	(232)	(212)
Decrease in prepaid expenses	59	71
Decrease in other assets	1	22
Increase (decrease) in accounts payable	51	(965)
Decrease in accrued expenses and other long-term liabilities	(733)	(770)
Decrease in deferred revenues	(220)	(352)

Cash provided by (used in) operating activities	1,190	(662)
Cash flows from investing activities:
Common stock repurchase	(1,529)	—
Capital expenditures	(1,130)	(435)

Cash used in investing activities	(2,659)	(435)
Cash flows from financing activities:
Proceeds from debt financings	—	14,000
Proceeds from warrant exercises	—	522
Repayment of debt financings	—	(14,160)
Payment of financing costs of debt financings	(22)	(1,054)

Cash used in financing activities	(22)	(692)

	Three months ended March 31,
	2008	2007
Net decrease in cash and cash equivalents	(1,491)	(1,789)
Cash and cash equivalents at beginning of period	8,220	6,802

Cash and cash equivalents at end of period	$6,729	$5,013

Supplemental disclosures of cash flow information:
Interest paid	$662	$699